Exhibit 99.1

DEAN FOODS COMPLETES SPIN-OFF OF TREEHOUSE FOODS, INC.

DALLAS, June 27, 2005 – Dean Foods Company (NYSE: DF) today completed the spin-off of its majority-owned subsidiary TreeHouse Foods, Inc. as an independent, publicly traded company. Immediately prior to the spin-off, Dean Foods transferred to TreeHouse the business currently conducted by its Specialty Foods Group segment in addition to its Mocha Mix®, Second Nature® and foodservice salad dressings businesses. The spin-off was effective as of 5:00 p.m., New York City time, on June 27, 2005.

Under the terms of the transaction, Dean Foods distributed to the holders of Dean Foods common stock one share of TreeHouse common stock for every five shares of Dean Foods common stock outstanding on June 20, 2005, the record date for the distribution. An information statement describing the new company, the procedures by which the distribution was effected and the risks of holding TreeHouse common stock was mailed to Dean Foods stockholders on or about June 20, 2005. A copy of the information statement is included with the registration statement on Form 10, as amended, filed by TreeHouse with the Securities and Exchange Commission in connection with the transaction and available at the Commission’s website at http://www.sec.gov.

Holders of Dean Foods common stock on the record date will receive an account statement reflecting their ownership in TreeHouse, which initially will be in book-entry form. The account statement will include information about how to request a physical stock certificate. Stockholders who hold their shares through brokers or other nominees will have their shares of TreeHouse common stock credited to their accounts by their nominees or brokers.

“Regular way” trading for Dean Foods common stock, without the right to receive TreeHouse shares in the distribution, will begin on June 28, 2005 on the New York Stock Exchange under the symbol “DF.” “Regular way” trading for TreeHouse also will begin on June 28, 2005 on the New York Stock Exchange under the symbol “THS.”

After the spin-off, the tax basis of outstanding Dean Foods shares will be allocated between the Dean Foods shares and the TreeHouse shares received in proportion to their relative fair market values. Dean Foods will provide shareholders who are U.S. taxpayers with information to enable them to compute their tax basis in their Dean Foods and TreeHouse shares, and with other information necessary to report their receipt of TreeHouse common stock on their 2005 federal income tax returns as tax-free.

Stockholders with inquiries should contact:

Dean Foods Company
2515 McKinney Avenue, Suite 1200
Dallas, TX 75201
Attention: Investor Relations
(214) 303-3400